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                           SHAREHOLDERS APPROVE MERGER
                                      OF
              QUICKSILVER RESOURCES INC. WITH MSR EXPLORATION LTD.

FORT WORTH, TX (March 4, 1999) - Quicksilver Resources Inc. (AMEX:KWK) received shareholder approval today for its merger with MSR Exploration Ltd. and will begin trading tomorrow on the American Stock Exchange under the symbol KWK. MSR shareholders received approximately 20% of Quicksilver's shares in the merger.

Quicksilver, headquartered in Fort Worth, is a natural gas and crude oil production company with offices in Gaylord, Michigan, Cut Bank, Montana, and Casper, Wyoming. For the nine months ended September 30, 1998, the Company had operating cash flow of over $20 million and net income of $3.8 million. Over two-thirds of Quicksilver's reserves are long-life natural gas reserves, and about 80% of the Company's revenues result from the sale of natural gas. The Company's average daily production is over 55 million cubic feet equivalent (55,000 Mcf), and total proved reserves at year-end 1998 were estimated at just over 260 billion cubic feet equivalent (260 Bcfe). The large majority of the Company's natural gas production is hedged at prices well above the market. For 1999, the Company has budgeted the drilling of 50 development wells, which will be funded out of cash flow.

Management of the new company is comprised of: Toby Darden, Chairman and Chief Executive Officer; Glenn Darden, President and Chief Operating Officer; Howard Boals, Vice President - Finance; and Houston Kauffman, Vice President
- Acquisitions.